EXHIBIT 99.1
AT SGK: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 timothy.allen@sgkinc.com

SGK ANNOUNCES 2014 FIRST-QUARTER RESULTS

Des Plaines, IL, April 30, 2014—Schawk, Inc. (NYSE: SGK), now marketed as SGK (the “Company”), a leading global brand development, activation and deployment company, reported first-quarter 2014 results. Loss from continuing operations in the first quarter of 2014 was $2.7 million, or a loss of $0.10 per diluted share, versus income of $1.3 million, or $0.05 per diluted share, in the first quarter of 2013.

Included in the loss from continuing operations for the first quarter of 2014 was $8.1 million of merger-related expenses relating to the Company's entry into a definitive merger agreement with Matthews International Corporation on March 16, 2014.

In addition, the Company reported income of $1.9 million in the first quarter of 2014, relating to a decrease in the estimated liability originally recorded in 2012 for the Company's withdrawal from its remaining multiemployer pension plan within the United States.

Operating loss for the first quarter of 2014 was $5.0 million compared to operating income of $1.7 million for the same quarter of 2013.

On a non-GAAP basis, adjusting for financial impacts relating to merger-related expenses, the reduction in the Company’s multiemployer pension withdrawal liability and certain other items further detailed in this release, 2014 first-quarter adjusted operating income was $3.6 million compared to $4.4 million in the prior-year period.

Adjusted income from continuing operations was $2.7 million, or $0.10 per diluted share, for the first quarter of 2014 compared to $3.0 million, or $0.11 per diluted share, during the same period of 2013. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

Chief Executive Officer David A. Schawk commented, “As previously announced, we entered into a definitive merger agreement with Matthews International Corporation on March 16, 2014, which we presently expect to close sometime during the third quarter of 2014. While we work toward completing the steps necessary to consummate the merger, we continue to remain focused on providing world-class brand development and deployment services to our clients.”

Consolidated Results for the Quarter Ended March 31, 2014
Consolidated net revenues in the first quarter of 2014 were $101.9 million compared to $107.2 million in the prior-year period, a decrease of approximately $5.3 million, or 4.9 percent. Year-over-year revenues were negatively impacted by changes in foreign currency translation rates of approximately $0.7 million, as the U.S. dollar increased in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries.

Consumer packaged goods (CPG) client revenue during the first quarter of 2014 was $89.0 million, or 87.3 percent of total net revenues, compared to $94.1 million in the same period of 2013, a decrease of 5.4 percent, due to reduced client activity within brand development and deployment. Retail and advertising client revenue in the first quarter of 2014 was essentially flat at $12.9 million, or 12.7 percent of total revenues, compared to $13.0 million during the same period of 2013.

Cost of services (excluding depreciation and amortization) was $65.4 million in the first quarter of 2014, a decrease of approximately $2.7 million from $68.2 million in the prior-year period, mainly due to cost reduction actions taken during 2013 and in the first quarter of 2014.

Selling, general and administrative expenses (excluding depreciation and amortization) decreased $2.2 million to $28.3 million in the first quarter of 2014 from $30.4 million in the same period of 2013. Reductions in expenses were driven by the Company's cost reduction efforts implemented during 2013 and in the first quarter of 2014.

Expenses related to the Company’s pending merger with Matthews International Corporation, which included compensation-related expenses and professional fees, were $8.1 million during the first quarter of 2014.

Business and systems integration expenses related to the Company’s information technology and business process improvement initiative decreased $1.1 million to $1.6 million in the first quarter of 2014 from $2.7 million in the prior-year period.

In addition, the Company reported $1.9 million of income resulting from a decrease in its multiemployer pension withdrawal liability originally recorded in 2012.

During the first quarter of 2014, operating loss was $5.0 million compared to operating income of $1.7 million in the prior-year period driven primarily by the merger-related expenses and a decline in consolidated net revenues, partially offset by decreases in cost of services and SG&A as well as the multiemployer pension withdrawal income. Non-GAAP adjusted operating income was $3.6 million for the first quarter of 2014 compared to $4.4 million in the prior-year comparable period.

The Company reported a tax benefit of $3.1 million in the first quarter of 2014 compared to a benefit of $0.7 million during the same period of 2013, due primarily to the Company’s loss from continuing operations coupled with certain discrete tax benefits recorded during the 2014 quarter.

Loss from continuing operations was $2.7 million in the first quarter of 2014, or a loss of $0.10 per diluted share, compared to income of $1.3 million, or $0.05 per diluted share, in the same period of 2013. Non-GAAP adjusted income from continuing operations was $2.7 million, or $0.10 per diluted share, for the first quarter of 2014 compared to $3.0 million, or $0.11 per diluted share, on a comparable basis for the prior-year period.

Management Adjusted EBITDA Performance
Management Adjusted EBITDA for the first quarter of 2014 was $8.6 million compared to $9.0 million in the prior-year period. Please refer to the “Reconciliation of Non-GAAP Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
In light of the pending merger with Matthews International Corporation, the Company will not be holding a first-quarter 2014 earnings conference call.

About SGK
SGK is a leading global brand development, activation and deployment company that drives brand performance. By creating brands, helping sell brands, producing brand assets and protecting brand equities, we help our clients achieve higher brand performance. SGK’s global footprint spans more than 20 countries. For more information visit: http://www.sgkinc.com.

Non-GAAP Financial Measures
In addition to the presentation of Management Adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items. These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this earnings release. The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and, specifically, market conditions for the consumer products industry in the U.S. and abroad; the level of demand for the Company’s services; unfavorable foreign exchange fluctuations; changes in or weak consumer confidence and consumer spending; loss of key management and operational personnel; the ability of the Company to implement its business strategy and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance; the ability of the Company to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; the stability of state, federal and foreign tax laws; the ability of the Company to identify and capitalize on industry trends and technological advances in the imaging industry; higher than anticipated costs or lower than anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative or unanticipated costs or difficulties associated with integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; any impairment charges due to declines in the value of the Company’s fixed and intangible assets, including goodwill; the stability of political conditions in foreign countries in which the Company has production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission.  In addition, factors relating to the proposed merger between the Company and Matthews could cause results to differ materially from those set forth in forward-looking statements, including, among other things, the impact the pending merger will have on the Company’s financial results prior to and following completion of the merger; the ability to complete the merger in the expected timeframe or at all, including as a result of purported class action lawsuits seeking to, among other things, enjoin the merger; merger integration risks and uncertainties; and disruptions to client and employee relationships and business operations as a result of the merger. The Company can give no assurance that the assumptions upon which such forward-looking statements are based will prove to have been correct, and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.
For more information about SGK, visit its website at http://www.sgkinc.com.

Schawk, Inc. is now marketed as SGK

Schawk Inc. Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,		Increase (Decrease)
	2014	2013	Amount	Percent

Net revenues	$101,886	$107,158	$(5,272)	(4.9)%

Operating expenses:
Cost of services (excluding depreciation and amortization)	65,448	68,186	(2,738)	(4.0)%
Selling, general and administrative expenses (excluding depreciation and amortization)	28,261	30,441	(2,180)	(7.2)%
Merger-related expenses	8,135	--	8,135	nm
Depreciation and amortization	4,587	4,096	491	12.0%
Business and systems integration expenses	1,608	2,658	(1,050)	(39.5)%
Foreign exchange loss (gain)	349	(242)	591	nm
Acquisition integration and restructuring expenses	345	243	102	42.0%
Multiemployer pension withdrawal income	(1,870)	--	(1,870)	nm
Impairment of long-lived assets	--	36	(36)	nm
Operating income (loss)	(4,977)	1,740	(6,717)	nm

Other income (expense)
Interest income	87	26	61	nm
Interest expense	(902)	(1,095)	193	(17.6)%

Income (loss) from continuing operations before income taxes	(5,792)	671	(6,463)	nm
Income tax benefit	(3,059)	(651)	(2,408)	nm

Income (loss) from continuing operations	(2,733)	1,322	(4,055)	nm
Income from discontinued operations, net of tax	--	133	(133)	nm

Net income (loss)	$(2,733)	$1,455	$(4,188)	nm

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.10)	$0.05	$(0.15)
Income from discontinued operations	--	0.01	(0.01)
Net income (loss) per common share	$(0.10)	$0.06	$(0.16)

Weighted average number of common and common equivalent shares outstanding:
Diluted	26,350	26,224

Comprehensive loss	$(2,797)	$(886)

nm = not meaningful

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
CCurrent assets:
Cash and cash equivalents	$4,947	$6,171
Trade accounts receivable, less allowance for doubtful accounts of $2,079 at March 31, 2014 and $2,040 at December 31, 2013	94,128	96,559
Unbilled services	18,322	18,095
Prepaid expenses and other current assets	13,403	8,584
Income tax receivable	11,076	2,053
Deferred income taxes	1,240	1,227
Total current assets	143,116	132,689

Property and equipment, net	57,098	59,003
Goodwill, net	201,610	201,913
Other intangible assets, net:
Customer relationships	23,082	24,035
Other	420	461
Deferred income taxes	4,295	4,218
Other assets	8,271	8,222

Total assets	$437,892	$430,541

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$16,144	$17,132
Accrued expenses	68,620	51,137
Deferred income taxes	217	215
Income taxes payable	256	3,902
Current portion of long-term debt	1,266	1,266
Total current liabilities	86,503	73,652

Long-term liabilities:
Long-term debt	60,534	56,636
Deferred income taxes	11,231	8,759
Other long-term liabilities	38,326	40,647
Total long-term liabilities	110,091	106,042

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 31,324,898 and 31,321,010 shares issued at March 31, 2014 and December 31, 2013, respectively, 26,230,827 and 26,226,303 shares outstanding at March 31, 2014 and December 31, 2013, respectively	229	229
Additional paid-in capital	208,596	213,247
Retained earnings	87,153	92,000
Accumulated comprehensive income, net	10,541	10,605
Treasury stock, at cost, 5,094,071 and 5,094,707 shares of common stock at March 31, 2014 and December 31, 2013, respectively	(65,221)	(65,234)
Total stockholders’ equity	241,298	250,847

Total liabilities and stockholders’ equity	$437,892	$430,541

Schawk Inc. Segment Financial Data
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,		Increase (Decrease)
	2014	2013	Amount	Percent

Net revenues:
Americas	$73,167	$82,574	$(9,407)	(11.4)%
Europe	23,566	19,872	3,694	18.6%
Asia Pacific	10,053	9,706	347	3.6%
Intersegment revenue elimination	(4,900)	(4,994)	94	1.9%

Total (1)	$101,886	$107,158	$(5,272)	(4.9)%

Operating segment income (loss):
Americas	$8,527	$11,842	$(3,315)	(28.0)%
Europe	1,522	(181)	1,703	nm
Asia Pacific	581	347	234	67.4%
Corporate	(15,607)	(10,268)	(5,339)	(52.0)%

Operating income (loss)	$(4,977)	$1,740	$(6,717)	nm

Quarter-over-quarter net revenues were negatively impacted by changes in foreign currency translation rates for the Americas and Asia Pacific segments by approximately $1.0 million and $0.8 million, respectively. Net revenues for the Europe segment benefited by approximately $1.1 million for the quarter. Total consolidated net revenues were negatively impacted by changes in foreign currency translation rates by approximately $0.7 million in the first quarter of 2014 compared to the prior-year comparable quarter.

Schawk, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013

Operating income (loss) – GAAP	$(4,977)	$1,740
Adjustments:
Merger-related expenses	8,135	--
Business and systems integration expenses	1,608	2,658
Foreign currency (gain) loss	349	(242)
Impairment of long-lived assets	--	36
Acquisition integration and restructuring expenses	345	243
Multiemployer pension withdrawal income	(1,870)	--

Adjusted operating income – non GAAP	$3,590	$4,435

Income (loss) from continuing operations – GAAP	$(2,733)	$1,322
Adjustments – net of tax effects (1):
Merger-related expenses	5,023	--
Business and systems integration expenses	1,069	1,641
Foreign currency (gain) loss	269	(174)
Impairment of long-lived assets	--	32
Acquisition integration and restructuring expenses	216	156
Multiemployer pension withdrawal income	(1,155)	--

Adjusted income from continuing operations – non GAAP	$2,689	$2,977

Earnings (loss) from continuing operations per diluted share - GAAP	$(0.10)	$0.05
Adjustments – net of tax effects (1):
Merger-related expenses	0.19	--
Business and systems integration expenses	0.04	0.06
Foreign currency (gain) loss	0.01	(0.01)
Impairment of long-lived assets	--	--
Acquisition integration and restructuring expenses	--	0.01
Multiemployer pension withdrawal income	(0.04)	--

Adjusted earnings from continuing operations per diluted share – non GAAP	$0.10	$0.11

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	26,350	26,224

(1) Adjustments have been tax-effected at the jurisdictions’ statutory rates.

Schawk, Inc.
Reconciliation of Non-GAAP Management Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Income (loss) from continuing operations – GAAP	$(2,733)	$1,322	$9,163	$(20,669)
Interest expense	902	1,095	4,131	3,905
Income tax expense (benefit)	(3,059)	(651)	4,495	(10,705)
Depreciation and amortization expense	4,587	4,096	18,627	17,163
Impairment of long-lived assets	--	36	466	4,317
Stock based compensation	1,247	416	2,475	1,713
Adjusted EBITDA – non GAAP	944	6,314	39,357	(4,276)

Permitted add backs on debt covenants:
Proforma effect of acquisitions and asset sales	--	290	210	1,601
Acquisition integration and restructuring expenses	--	--	--	181
Business and systems integration expenses	--	2,658	--	10,000
Multiemployer pension withdrawal expense	(1,870)	--	(1,870)	31,683
Adjusted EBITDA for covenant compliance – non GAAP	(926)	9,262	37,697	39,189

Merger-related expenses	7,196	--	7,196	--
Acquisition integration and restructuring expenses	345	243	1,876	4,234
Business and systems integration expenses	1,608	--	6,438	1,647
Proforma effect of acquisitions and asset sales	--	(290)	(210)	(1,601)
Multiemployer pension plan withdrawal expense	--	--	--	(203)
Foreign exchange loss (gain)	349	(242)	1,882	1,111

Management Adjusted EBITDA – non GAAP	$8,572	$8,973	$54,879	$44,377

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.